Exhibit n.3

Report of Independent Registered Public Accounting Firm on

Financial Statement Schedule

To the Board of Directors

of TICC Capital Corp.:

Our audits of the financial statements and of the effectiveness of internal control over financial reporting referred to in our report dated March 14, 2008 appearing in the 2007 Annual Report to Shareholders of TICC Capital Corp. (which reports and financial statements appear in this Registration Statement) also included an audit of the senior securities table listed in this Registration Statement. In our opinion, the senior securities table for the year ended December 31, 2007 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/  PricewaterhouseCoopers LLP

New York, New York

March 21, 2008